Exhibit 4.33

CLIFFORD CHANCE LLP ADVOCATEN SOLICITORS NOTARIS BELASTINGADVISEURS

TRUE COPY
of the deed of pledge of registered shares in the capital of:

New Sunward Holding B.V.,
with seat in Amsterdam,

executed on 17 September 2012, before Dr T.P. van Duuren, civil law notary in Amsterdam

DEED OF PLEDGE OF REGISTERED SHARES

On the seventeenth day of September two thousand twelve appeared before me, Dr Thomas Pieter van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands:

1.	(a)	Ms Dorien Christianne de Voogd, in this matter with residence at the offices of Warendorf, Koningslaan 42, 1075 AE Amsterdam, The Netherlands, born in Amsterdam, The Netherlands, on the fifth day of November nineteen hundred seventy-seven, holder of a passport with number NY62LHJH7; and

	(b)	Ms Sophie Karin Barones van der Feltz, in this matter with residence at the offices of Warendorf, Koningslaan 42, 1075 AE Amsterdam, The Netherlands, born in The Hague, The Netherlands, on the fifth day of January nineteen hundred eighty-four, holder of a driving licence with number 4657191906, both acting in this respect as attorneys-in-fact, duly authorised in writing, of:

(i)	CEMEX INTERNATIONAL FINANCE COMPANY, a company incorporated under the laws of the Republic of Ireland, having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, The Republic of Ireland, registered with Companies Registration Office under number 226652 (“Cemex International Finance Company”);

(ii)	CORPORACIÓN GOUDA, S.A. DE C.V., a company incorporated under the laws of Mexico, having its registered office at Avenida Constitución 444 Pte, CP 64000 Monterrey, Nuevo León, Mexico, registered with the Registro Público de la Propiedad y del Comercio de Monterrey, Estado de Nuevo León in Mexico under number 25012002-113 (“Corporación Gouda S.A. de C.V.”);

(iii)	MEXCEMENT HOLDINGS, S.A. DE C.V., a company incorporated under the laws of Mexico, having its registered office at Avenida Constitución 444 Pte, C.P. 64000, Monterrey, Nuevo León, México, registered at the Registro Público de la Propiedad y del Comercio de Monterrey, Estado de Nuevo León in México under the number 5457, Volume 2, Book First (“Mexcement Holdings S.A. de C.V.”);

(iv)	CEMEX TRADEMARKS HOLDING LTD., a company incorporated under the laws of Switzerland, having its registered office at Römerstrasse 13, 2555 Brügg bei Biel, Switzerland registered with the commercial register of the Canton of Berne under number CH-035.3.029.636-0 (the “Swiss Pledgor”); and

(v)	NEW SUNWARD HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under Dutch law, having its seat (statutaire zetel) at Amsterdam, The Netherlands, and its registered office at Amsteldijk 166, 1079 LH Amsterdam, The Netherlands and registered with the Dutch Commercial Register (Handelsregister) under number 34133556 (the “Company”);

2.	Mr Krishna van Zundert, in this matter with residence at the offices of Clifford Chance LLP, Droogbak 1a, 1013 GE Amsterdam, The Netherlands, born in Amravati, India, on the twenty-ninth day of September nineteen hundred seventy-five, in this respect acting as attorney-in-fact, duly authorised in writing, of:

WILMINGTON TRUST (LONDON) LIMITED, a company with limited liability, incorporated under the laws of England and Wales, having its registered office at Third Floor, 1 King’s Arms Yard, London EC2R 7AF, United Kingdom and registered with Companies House under number 05650152, except as expressly provided herein acting in its capacity of Security Agent (and where acting in such capacity acting on behalf of the Secured Parties) (all as defined below) (the “Pledgee”).

The authorisation of the persons appearing appears from six (6) written powers of attorney, (photocopies of) which will be attached to this Deed.

The persons appearing declared that:

IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	Unless a contrary indication appears, capitalised terms not defined in this Deed (as defined below) shall have the same meaning given to such terms in the Intercreditor Agreement (as defined below).

1.1.2	In addition the following terms shall have the following meaning:

“Articles of Association” means the articles of association (statuten) of the Company as they currently stand and/or, as the case may be, as they may be amended from time to time.

“Debt Documents” has the meaning given to it in the Intercreditor Agreement.

“Deed” means this deed of pledge.

“Depository Receipts” means depository receipts of shares in the capital of the Company issued with the co-operation of the Company (met medewerking van de vennootschap uitgegeven certificaten van aandelen).

“Dividends” means cash dividends, distribution of reserves, repayments of capital and all other distributions and payments in any form which at any time during the existence of the right of pledge created hereby, become payable in respect of any one of the Shares.

“Enforcement Event” has the meaning given to it in the Intercreditor Agreement.

“Facilities Agreement” means the facilities agreement dated the seventeenth day of September two thousand twelve entered into among, inter alios, CEMEX, S.A.B. de C.V. as the Parent, the Original Borrowers, the Original Guarantors, the Original Security Providers, the Original Creditors, the Agent and the Security Agent (all as defined therein).

“Free Reserves Available for Distribution” has the meaning ascribed thereto in Clause 1.5.

“Future Shares” means all shares in the capital of the Company acquired by a Pledgor after the date of this Deed.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of the Facilities Agreement and made between, inter alios, the Facility Agent, the Original Facilities Agreement Creditors, CEMEX, S.A.B. de C.V. as the Parent, the Original Borrowers, the Original Guarantors, the Original Security Providers, the Intra-Group Lenders and the Security Agent (all as defined therein).

“Merger Deed” means a notarial deed of merger (akte van fusie) executed on the twenty-second day of October two thousand nine before a deputy of K. Stelling, civil law notary (notaris) in Amsterdam, The Netherlands, between the Company (as acquiring entity (verkrijgende rechtspersoon)) and Sunward Acquisitions N.V. (as disappearing entity (verdwijnende rechtspersoon)).

“Parallel Debts” means a collective reference to the Finance Parallel Debt and the Notes Parallel Debt (each as defined in the Intercreditor Agreement).

“Pledgors” means Cemex International Finance Company, Corporación Gouda S.A. de C.V., Mexcement Holdings S.A. de C.V. and the Swiss Pledgor and “Pledgor” means, individually, any one of them.

“Present Shares” means:

(a)	in the case of Corporación Gouda S.A. de C.V., all of the shares issued and paid-up in the capital of the Company and registered in the name of Corporación Gouda S.A. de C.V., being one hundred twenty-eight thousand sixty-four (128,064) ordinary shares, numbered 884,873 through 1,012,936, with a nominal value of ten eurocent (EUR 0.10) each;

(b)	in the case of Mexcement Holdings S.A. de C.V., all of the shares issued and paid-up in the capital of the Company and registered in the name of Mexcement Holdings S.A. de C.V., being four hundred fifty-three thousand seven hundred eighty (453,780) ordinary shares, numbered 431,093 through 884,872, with a nominal value of ten eurocent (EUR 0.10) each;

(c)	in the case of the Swiss Pledgor, all of the shares issued and paid-up in the capital of the Company and registered in the name of the Swiss Pledgor, being four hundred thirty-one thousand ninety-two (431,092) ordinary shares, numbered 1 through 431,092, with a nominal value of ten eurocent (EUR 0.10) each; and

(d)	in the case of Cemex International Finance Company, all of the shares issued and paid-up in the capital of the Company and registered in the name of Cemex International Finance Company, being one hundred ninety-nine thousand seven hundred sixty-two (199,762) ordinary shares, numbered 1,012,937 through 1,212,698, with a nominal value of ten eurocent (EUR 0.10) each.

“Principal Obligations” means all the Liabilities and all other present and future obligations at any time due, owing or incurred by any member of the Group and by each Debtor (and, to the extent applicable in relation to the Transaction Security granted by it, each Security Provider) to any Secured Party under the Debt Documents, both actual and contingent and whether incurred solely or jointly and as principal or surety or in any other capacity including the obligations set out in clause 11.2 (Finance Parallel Debt (Covenant to pay the Security Agent)) and clause 11.3 (Notes Parallel Debt (Covenant to pay the Security Agent)) of the Intercreditor Agreement.

“Related Rights” means the Dividends, all present and future rights of the Pledgors to acquire shares in the capital of the Company and all other present and future rights arising out of or in connection with the Shares, other than the Voting Rights.

“Release Date” means the date on which the Transaction Security (as defined in the Intercreditor Agreement) shall be released pursuant to and in accordance with clause 9.2 of the Intercreditor Agreement.

“Restricted Obligations” has the meaning ascribed thereto in Sub-clause 1.6.

“Secured Obligations” means all present and future obligations owed by the Debtors to the Pledgee pursuant to the Parallel Debts and all Principal Obligations that are secured obligations pursuant to paragraph 3.1.3.

“Security Assets” means the Shares and the Related Rights.

“Shares” means the Present Shares and the Future Shares.

“Voting Rights” means the voting rights in respect of any of the Shares.

1.2	Interpretation

Subject to any contrary indication, any reference in this Deed to a “Clause”, “Sub-clause” or “paragraph” shall be interpreted as a reference to a clause, sub-clause or paragraph hereof.

1.3	Continuing security

Any reference made in this Deed to any Debt Document or to any agreement or document (under whatever name), where applicable, shall be deemed to be a reference to such Debt Document or such other agreement or document as the same may have been, or at any time may be, extended, prolonged, amended, restated, supplemented, renewed or novated, as persons may accede thereto as a party or withdraw therefrom as a party in part or in whole or be released thereunder in part or in whole, and/or as facilities and/or amounts and/or financial services are or at any time may be granted, extended, prolonged, increased, reduced, cancelled, withdrawn, amended, restated, supplemented, renewed or novated thereunder including, without limitation:

(a)	any:

(i)	increase or reduction in any amount available thereunder or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used,

(ii)	facility or note provided in substitution of, or in addition to, the facilities originally made available thereunder or notes originally issued thereunder,

(iii)	rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and

(iv)	combination of the foregoing, and/or

(b)	any document designated as a Debt Document by the Agent and the Parent.

1.4	Unlawful financial assistance

No obligations shall be included in the definition of “Secured Obligations” to the extent that, if they were included, the security interest granted pursuant to this Deed or any part thereof would be void as a result of violation of the prohibition on financial assistance contained in Articles 2:98c and/or 2:207c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and all provisions hereof shall be interpreted accordingly. For the avoidance of doubt, this Deed shall continue to secure those obligations which, if included in the definition of “Secured Obligations”, shall not constitute a violation of the Prohibition.

1.5	Limitation of the Swiss Pledgor under Swiss law

The obligations and liabilities of the Swiss Pledgor under this Deed in relation to the obligations, undertakings, indemnities or liabilities of an Obligor other than that Swiss Pledgor or any of its fully owned and controlled subsidiaries (the “Restricted Obligations”) shall be limited to the amount of the Swiss Pledgor’s Free Reserves Available for Distribution at the time payment is requested, provided that such limitation is a requirement under applicable law (including any case law) at that point in time and that such limitation shall not free the Swiss Pledgor from its obligations in excess thereof, but merely postpone the performance date until such time as performance is permitted notwithstanding such limitation.

For the purpose of this clause, “Free Reserves Available for Distribution” means an amount equal to the maximal amount in which the Swiss Pledgor can make a dividend payment to its shareholder(s) (being the balance sheet profit and any freely disposable reserves available for this purpose, in each case in accordance with applicable Swiss law).

As soon as possible after having been requested to discharge a Restricted Obligation, the Swiss Pledgor shall, if it cannot discharge the full amount of the Restricted Obligations, provide the Pledgee with an interim statutory balance sheet audited by the statutory auditors of the Swiss Pledgor setting out the Free Reserves Available for Distribution and, immediately thereafter, pay the amount corresponding to the Free Reserves Available for Distribution to the Pledgee (save to the extent provided below).

In respect of the Restricted Obligations, the Swiss Pledgor shall:

(a)	if and to the extent required by applicable law in force at the relevant time:

(i)	subject to any applicable double taxation treaties, deduct Swiss withholding tax at the rate of thirty-five percent (35%) (or such other rate as is in force at that time) from any payment made by it;

(ii)	pay any such deduction to the Swiss Federal Tax Administration; and

(iii)	notify and provide evidence to the Pledgee that the Swiss withholding tax has been paid to the Swiss Federal Tax Administration;

(b)

to the extent such deduction is made, not be required to make a gross-up, indemnify or otherwise hold harmless the Secured Parties for the deduction of the Swiss withholding tax notwithstanding anything to the contrary contained in the Debt Documents, unless grossing up is permitted under the laws of Switzerland then in force and provided that this should not in any way limit any obligations of any non-Swiss Pledgors under the Debt Documents to indemnify the Secured Parties in respect of the deduction of the Swiss withholding tax, including, without limitation, in accordance with clause 13 of the Facilities Agreement (Tax Gross-Up and Indemnities). The Swiss Pledgor shall use all reasonable efforts to procure that any person which is entitled to a full or partial refund of any Swiss withholding tax paid pursuant to paragraph (a) above will, as soon as possible after the deduction of the Swiss withholding tax, (y) request a refund of the Swiss withholding tax under any applicable law (including double taxation treaties) and (z) pay to the Pledgee upon receipt any amount so refunded.

The Swiss Pledgor will take, and cause to be taken, all and any other action, including, without limitation, the passing of any shareholders’ resolutions to approve any payment or other performance under the Debt Documents and the receipt of any confirmations from the Swiss Pledgor’s auditors, whether following a request to discharge a Restricted Obligation, or which may be required as a matter of mandatory Swiss law in force at the time it is required to make a payment or perform other obligations under the Debt Documents in order to allow a prompt payment or performance of other obligations under the Debt Documents. If the enforcement of the Restricted Obligations would be limited due to the effects referred to in this Sub-clause 1.5 and if any asset of the Swiss Pledgor has a book value that is less than its market value (an “Undervalued Asset”), the Swiss Pledgor shall, to the extent permitted by applicable law and its accounting standards (i) write up the book value of such Undervalued Asset such that its balance sheet reflects a book value that is equal to the market value of such Undervalued Asset, and (ii) make reasonable efforts to realise the Undervalued Asset for a sum which is at least equal to the market value of such asset. Without prejudice to the rights of the Pledgee under the Debt Documents, the Swiss Pledgor will only be required to realise an Undervalued Asset if such asset is not necessary for the Swiss Pledgor’s business (nicht betriebsnotwendig).

1.6	Separate agreements

1.6.1	For the purpose of efficiency this Deed is entered into between the Pledgee of the one part and each of the individual entities defined as a “Pledgor” of the other part.

1.6.2

This Deed shall be interpreted so as to constitute a separate pledge agreement between each of the individual entities defined as a “Pledgor” of the one part and the Pledgee of the other part, and if any of the separate pledge agreements of any of such entities become(s) invalid or unenforceable, is terminated, rescinded, released, void, voidable, amended, restated, renewed, novated, supplemented or otherwise affected, the Secured Obligations of any of such entities are satisfied or any of the rights of pledge created hereby is or are ineffective, to the fullest extent permitted by law the foregoing shall not affect the validity or enforceability of the other agreement(s) between the Pledgee of the one part and such other entity of the other part.

1.7	Pledgee Provisions

1.7.1	Subject to the mandatory provisions of Dutch law the Pledgee shall not, whether by virtue of this Deed or by exercising any of its rights thereunder, owe any duty of care to the Pledgors or the Company.

1.7.2	The permissive rights of the Pledgee to take action under this Deed shall not be construed as an obligation or duty for it to do so.

1.7.3	In acting as Pledgee, the Pledgee shall be treated as acting through its agency division which shall be treated as a separate entity from its other divisions and departments. Any information received or acquired by the Pledgee which is received or acquired by some other division or department or otherwise than in its capacity as Pledgee may be treated as confidential by the Pledgee and will not be treated as information possessed by the Pledgee in its capacity as such.

1.7.4	In acting or otherwise exercising its rights or performing its duties under any provision of this Deed, the Pledgee shall act in accordance with the provisions of the Intercreditor Agreement and parties to this Deed acknowledge and agree that in so acting the Pledgee shall have the rights, benefits, protections, indemnities and immunities set out in the Intercreditor Agreement and shall not incur any liability to the Pledgors or the Company, other than as expressly provided for in the Intercreditor Agreement.

2.	UNDERTAKING TO PLEDGE AND PARALLEL DEBTS

2.1	Undertaking to pledge

Each Pledgor has agreed, or, as the case may be, hereby agrees with the Pledgee that it shall grant to the Pledgee a right of pledge over its Security Assets as security for the payment of the Secured Obligations.

2.2	Parallel Debts

Pursuant to the Parallel Debts the Pledgee has its own claim in respect of the payment obligations of the Debtors to the Secured Parties. In connection with the creation of the rights of pledge pursuant hereto each Pledgor and the Pledgee acknowledge that, with respect to this claim, the Pledgee acts in its own name and not as representative (vertegenwoordiger) of the Secured Parties or any of them and consequently the Pledgee is the sole pledgee under this Deed.

3.	PLEDGE

3.1	Pledge of Security Assets

3.1.1	To secure the payment of the Secured Obligations, each Pledgor hereby grants to the Pledgee a right of pledge over its Present Shares and the Related Rights pertaining thereto (where applicable) and grants in advance (bij voorbaat) to the Pledgee a right of pledge over its Future Shares and the Related Rights pertaining thereto, which rights of pledge are hereby accepted by the Pledgee.

3.1.2	To the extent the pledge in advance referred to in paragraph 3.1.1 is not effective under Dutch law, each Pledgor will forthwith grant a supplemental right of pledge by executing, before a Dutch civil law notary, a deed of pledge substantially in the form of this Deed or such other form as the Pledgee may reasonably require in order to perfect the pledge over the relevant Future Shares and the Related Rights pertaining thereto.

3.1.3	If and to the extent that at the time of creation of this right of pledge, or at any time hereafter, a Principal Obligation owed to the Pledgee cannot be validly secured through the Parallel Debts, such Principal Obligation itself shall be a Secured Obligation.

3.2	Registration

The Pledgee shall be entitled to present this Deed and any other document in connection herewith for registration to any office, registrar or governmental body in any jurisdiction the Pledgee deems necessary or useful to protect its interests.

3.3	Related Rights

3.3.1	Subject to paragraph 3.3.2 below, only the Pledgee is entitled to receive and exercise the Related Rights pledged pursuant hereto.

3.3.2	The Pledgee hereby authorises each Pledgor (as envisaged by Article 3:246 paragraph 4 of the Dutch Civil Code) to receive Dividends in accordance with the terms of the Facilities Agreement. The authorisation shall automatically cease to exist upon the occurrence of an Enforcement Event.

3.4	Voting Rights

3.4.1	In accordance with Article 2:198 paragraph 3 of the Dutch Civil Code, in conjunction with the relevant provisions of the Articles of Association, the Pledgors, constituting the general meeting of shareholders of the Company, hereby approve by means of a written resolution adopted outside a meeting in accordance with Article 2:238 of the Dutch Civil Code and Article 21 of the Articles of Association, the granting of a right of pledge in respect of the Shares with the conditional transfer to the Pledgee of the Voting Rights and other rights and powers attached to the Shares.

3.4.2	The Voting Rights are hereby transferred to the Pledgee, subject to the cumulative conditions precedent (opschortende voorwaarden) of:

(a)	the occurrence of an Enforcement Event; and

(b)	the delivery of a notice by the Pledgee to the Company that it, the Pledgee, will exercise the Voting Rights (whereby it is agreed and acknowledged by the parties to this Deed that such notice may only be given by the Pledgee upon receipt by the Pledgee of express written instructions to this effect from the Instructing Group or otherwise in accordance with the Intercreditor Agreement).

The Pledgee shall send to each Pledgor, for information purposes only, a copy of any notice to the Company as referred to in paragraph 3.4.2 sub (b) above.

3.4.3	Prior to receipt by the Company of a notice as referred to in paragraph 3.4.2(b) above:

(a)	each Pledgor shall have the right to exercise its Voting Rights; and

(b)	the Pledgee shall not have the rights attributed by law to the holders of Depository Receipts.

3.4.4	Forthwith upon receipt by the Company of a notice as referred to in paragraph 3.4.2(b) above no Pledgor shall be entitled any longer to exercise its Voting Rights.

4.	DELIVERY OF DOCUMENTS

On the date hereof, the Swiss Pledgor shall deliver to the Pledgee the following documents:

(a)	an up-to-date excerpt of it from the Register of Commerce (Handelsregister);

(b)	a certified copy of its current articles of incorporation (Statuten) evidencing in the object clause that it is empowered to enter into up-stream and cross-stream obligations;

(c)	a photocopy of a unanimous resolution of its shareholders wherein the entry into this Deed and the granting of the Pledge as provided for hereunder is duly approved; and

(d)	a photocopy of a unanimous resolution of its board of directors wherein the entry into this Deed and the granting of the Pledge as provided for hereunder is duly approved.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	Representations and warranties

5.1.1	Each Pledgor hereby represents and warrants to the Pledgee that the following are true and correct on the date hereof and on each date on which Security Assets are acquired by the relevant Pledgor:

(a)	it is entitled to pledge the Security Assets as envisaged hereby;

(b)	the right of pledge created hereby over its Security Assets is a first ranking right of pledge (pandrecht eerste in rang), its Security Assets have not been encumbered with limited rights (beperkte rechten) or otherwise and no attachment (beslag) on its Security Assets has been made;

(c)	its Security Assets have not been transferred, encumbered or attached in advance, nor has it agreed to such a transfer or encumbrance in advance; and

(d)	no depository receipts have been issued with respect to its Present Shares.

5.1.2	Furthermore, each Pledgor hereby represents and warrants to the Pledgee that the following are true and correct on the date hereof:

(a)	its Present Shares have been validly issued and fully paid and, together with the Present Shares of the other Pledgors, constitute one hundred percent (100%) of the share capital of the Company; and

(b)	it has acquired on the twenty-third day of October two thousand nine the relevant Present Shares as set out below:

(i)	Corporación Gouda S.A. de C.V. has acquired its Present Shares pursuant to the Merger Deed;

(ii)	Mexcement Holdings S.A. de C.V. has acquired its Present Shares pursuant to the Merger Deed;

(iii)	the Swiss Pledgor has acquired its Present Shares pursuant the Merger Deed; and

(iv)	Cemex International Finance Company has acquired its Present Shares pursuant to the Merger Deed.

5.2	Covenants

Each Pledgor hereby covenants that it will:

(a)	other than as explicitly permitted under the terms of the other Debt Documents, not release, settle or subordinate any Related Rights without the Pledgee’s prior written consent;

(b)	at its own expense execute all such documents, exercise any right, power or discretion exercisable, and perform and do all such acts and things as the Pledgee may request (acting reasonably) for creating, perfecting, protecting and/or enforcing the rights of pledge envisaged hereby;

(c)	not pledge, otherwise encumber or transfer any of its Security Assets, whether or not in advance, or permit to subsist any kind of encumbrance other than as envisaged hereby or as explicitly permitted under the terms of the other Debt Documents, or perform any act that may harm the rights of the Pledgee, or permit to subsist any kind of attachment over its Security Assets;

(d)	immediately inform the Pledgee in writing of any event or circumstance which may be of importance to the Pledgee for the preservation or exercise of the Pledgee’s rights pursuant hereto and provide the Pledgee, upon its written request, with any other information in relation to its Security Assets or the pledge thereof as the Pledgee may request from time to time;

(e)	immediately inform in writing persons such as a liquidator (curator) in bankruptcy (faillissement), an administrator (bewindvoerder) in a suspension of payment (surseance van betaling) or preliminary suspension of payment (voorlopige surseance van betaling) or a person making an attachment (beslaglegger) or an Irish law examiner, of the existence of the rights of the Pledgee pursuant hereto;

(f)	not procure the issue of any shares in the capital of the Company or any Depository Receipts or rights to acquire the same, except to the extent explicitly permitted under the terms of the other Debt Documents; and

(g)	except as explicitly permitted under the terms of any other Debt Documents, not vote on any of its Shares without the prior written consent of the Pledgee in favour of a proposal to (i) amend the Articles of Association, (ii) dissolve the Company (other than as a consequence of a Permitted Reorganisation (as defined in the Facilities Agreement)), (iii) apply for the bankruptcy (faillissement) or a suspension of payments (surseance van betaling) or preliminary suspension of payments (voorlopige surseance van betaling) of the Company, (iv) convert (omzetten), merge (fuseren) or demerge (splitsen) the Company (other than as part of a Permitted Reorganisation (as defined in the Facilities Agreement)) or (v) distribute Related Rights.

6.	ENFORCEMENT

6.1	Without prejudice to the provision of Sub-clause 6.2 below, any failure to satisfy the Secured Obligations when due shall constitute a default (verzuim) in the performance of the Secured Obligations, without any reminder letter (sommatie) or notice of default (ingebrekestelling) being required.

6.2	Following, cumulatively:

(a)	the occurrence of an Enforcement Event; and

(b)	the Pledgee having been expressly instructed to take such enforcement action in writing by the Instructing Group or otherwise in accordance with the Intercreditor Agreement,

the Pledgee may enforce its rights of pledge and take recourse against the proceeds of enforcement.

6.3	None of the Pledgors shall be entitled to request the court to determine that the Security Assets pledged pursuant hereto shall be sold in a manner deviating from the provisions of Article 3:250 of the Dutch Civil Code.

6.4	The Pledgee shall not be obliged to give notice to any Pledgor of any intention to sell the relevant pledged Security Assets (as provided in Article 3:249 of the Dutch Civil Code) or, if applicable, of the fact that it has sold the same Security Assets (as provided in Article 3:252 of the Dutch Civil Code).

6.5	All monies received or realised by the Pledgee in connection with the Security Assets shall be applied by the Pledgee in accordance with the relevant provisions of the Intercreditor Agreement, subject to the mandatory provisions of Dutch law on enforcement (uitwinning).

7.	MISCELLANEOUS PROVISIONS

7.1	Waivers

7.1.1	To the fullest extent allowed by applicable law, each Pledgor waives (doet afstand van) any right it may have of first requiring the Pledgee to proceed against or claim payment from any other person or enforce any guarantee or security granted by any other person before exercising its rights pursuant hereto.

7.1.2	Each Pledgor hereby irrevocably and unconditionally waives (doet afstand van) any rights it has under or pursuant to any Dutch law provisions for the protection of grantors of security for the debts of third parties, including, to the extent relevant, any rights it may have pursuant to Articles 3:233, 3:234 and 6:139 of the Dutch Civil Code, which waiver is hereby accepted by the Pledgee.

7.1.3	Each Pledgor hereby irrevocably and unconditionally waives (doet afstand van), to the extent necessary in advance, any and all rights of recourse (regres) or subrogation (subrogatie) vis-à-vis any Debtor that it has or may obtain or acquire after the date of this Deed as a result of any enforcement action in respect of the rights of pledge granted under or in connection with this Deed (and, to the extent such waiver is not enforceable in whole or in part, any rights of recourse or subrogation to which it is or may become entitled under or pursuant to enforcement of any rights of pledge created under or pursuant to this Deed and hereby pledged to the Pledgee by way of a non disclosed pledge governed by the terms of this Deed), which waiver is hereby accepted by the Pledgee.

7.2	Evidence of indebtedness

An excerpt from the records of the Pledgee and/or Agent shall serve as conclusive evidence (dwingend bewijs) of the existence and the amounts of the Secured Obligations.

7.3	Unenforceability

Each Pledgor and the Pledgee hereby agree that they will negotiate in good faith to replace any provision hereof that may be held unenforceable with a provision that is enforceable and which is as similar as possible in substance to the unenforceable provision.

7.4	Power of attorney

Each Pledgor hereby grants an irrevocable power of attorney to the Pledgee to – following the occurrence of an Enforcement Event - act in such Pledgor’s name and on its behalf, authorising the Pledgee to – following the occurrence of an Enforcement Event - execute all such documents and to perform and do all such acts and things as the Pledgee may deem necessary or useful in order to have the full benefit of the rights granted or to be granted to the Pledgee pursuant hereto, including (i) the exercise of any ancillary rights (nevenrechten) as well as any other rights it has in relation to the relevant Security Assets and (ii) the performance of any obligations of the relevant Pledgor hereunder, which authorisation permits the Pledgee to act or also act as the relevant Pledgor’s counterparty within the meaning of Article 3:68 of the Dutch Civil Code.

7.5	Costs

With respect to costs and expenses, clause 17 (Costs and Expenses) of the Facilities Agreement shall apply and the provisions thereof are incorporated herein by reference.

8.	TRANSFER

8.1	Power to transfer

The Pledgee is entitled to transfer all or part of its rights and/or obligations pursuant hereto to any transferee and each Pledgor hereby in advance gives its irrevocable consent to, and hereby in advance irrevocably co-operates with, any such transfer (within the meaning of Articles 6:156 and 6:159 of the Dutch Civil Code).

8.2	Transfer of information

Subject to the terms of the Facilities Agreement and the Intercreditor Agreement, the Pledgee is entitled to impart any information concerning the Pledgors and/or the Security Assets to any transferee or proposed transferee.

9.	TERMINATION

9.1	Termination of pledge

Unless terminated by operation of law, the Pledgee’s rights of pledge created pursuant hereto shall be in full force and effect vis-à-vis each Pledgor until they shall have terminated, in part or in whole, as described in Sub-clause 9.2 (Termination by notice (opzegging) and waiver (afstand)) below.

9.2	Termination by notice (opzegging) and waiver (afstand)

The Pledgee will be entitled to terminate by notice (opzegging), in part or in whole, the rights of pledge created pursuant hereto in respect of all or part of the Security Assets and/or all or part of the Secured Obligations. If and insofar as the purported effect of any such termination requires a waiver (afstand van recht) by the Pledgee, each Pledgor hereby in advance agrees to such waiver. The Pledgee shall furthermore terminate by notice (opzegging) the rights of pledge created pursuant hereto in respect of all of the Security Assets on the Release Date.

10.	GOVERNING LAW AND JURISDICTION

10.1	Governing law

This Deed is governed by and shall be interpreted in accordance with Dutch law.

10.2	Jurisdiction

Each of the parties to this Deed agrees that any disputes arising from or in connection with this Deed shall be submitted to the competent court in Amsterdam, The Netherlands.

10.3	Domicile (woonplaats)

10.3.1	Pursuant to Article 1:15 of the Dutch Civil Code each Pledgor hereby designates the offices of the Company as its domicile (woonplaats) for service of process in any proceedings in connection with this Deed.

10.3.2	The designation provided for in paragraph 10.3.1 above shall be without prejudice to any other method of service of process permitted by law.

10.4	Power of attorney

If a party to this Deed is represented by an attorney or attorneys in connection with the execution of this Deed or any agreement or document pursuant hereto and the relevant power of attorney is expressed to be governed by Dutch law, such choice of law is hereby accepted by each other party, in accordance with Article 14 Hague Convention on the Law Applicable to Agency of the fourteenth day of March nineteen hundred and seventy-eight.

11.	THE COMPANY

The Company:

(a)	acknowledges the right of pledge created over the Security Assets;

(b)	confirms that it has been notified of the right of pledge created over the Related Rights;

(c)	undertakes to register in its shareholders’ register:

(i)	the right of pledge over the Shares;

(ii)	the conditional transfer of Voting Rights to the Pledgee; and

(iii)	that, upon the occurrence of an Enforcement Event and notice to the Company, as set out in more detail in this Deed, the Pledgee shall have the rights attributed by law to the holders of depository receipts issued with the company’s co-operation (rechten die door de wet zijn toegekend aan de houders van met medewerking ener vennootschap uitgegeven certificaten van aandelen), and to provide the Pledgee, as soon as practicable, with a copy of the relevant entries in its shareholders’ register;

(d)	represents and warrants that no Depository Receipts have been issued with respect to the Present Shares; and

(e)	covenants that it shall not co-operate in the issue of any Depository Receipts or issue any shares, or rights to acquire shares, in the capital of the Company, except to the extent explicitly permitted under the terms of the other Debt Documents.

12.	CIVIL LAW NOTARY

Each of the parties to this Deed acknowledges that:

(a)	Dr T.P. van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands, is a partner of Clifford Chance LLP; and

(b)	Clifford Chance LLP acts as the Dutch legal adviser to the Pledgee and that Warendorf in Amsterdam, The Netherlands, acts as the Dutch legal adviser to the Pledgors and the Company in this transaction; and, having consulted its legal advisers, confirms its agreement and accepts that Dr T.P. van Duuren, aforementioned, or one of his deputies (kandidaat-notarissen) shall execute this Deed and that this shall not prevent Clifford Chance LLP from continuing to act as Dutch legal adviser to the Pledgee.

Each person appearing before me is known to me, civil law notary and the identity of each of the persons appearing under 1 has been established by me, civil law notary, by means of a document intended for that purpose.

This deed, drawn up to be kept in the civil law notary’s custody was executed in Amsterdam, The Netherlands, on the date first above written.

The contents of this deed were given and explained to the persons appearing before me, who then declared to have noted and approved the contents and not to require a full reading thereof. Thereupon, after limited reading, this deed was signed by the persons appearing before me and by me, civil law notary.

[SEAL]

/s/ Dr Thomas Pieter van Duuren

ISSUED AS A TRUE COPY

by Dr Thomas Pieter van Duuren,

civil law notary (notaris) in Amsterdam,

on 17 September 2012